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Exhibit 99.2

April 9, 2002

CTVH APPOINTS HORNBLOWER & WEEKS, INC. AS INVESTMENT BANKER

China NetTV Holdings ("the Company") wishes to announce that it has appointed Hornblower & Weeks, Inc. ("H&W") as its Investment Banker. It is the quality of the project and the potential size of the market that attracted H&W to CTVH. According to a December 10, 2001 article titled "Leadership role possibility in interactive TV", the South China Morning Post reported that China has set an aggressive target to digitalize their TV industry. With its own proprietary technology specifically designed for the Chinese market, the Company's Set-Top Boxes have been accepted by Sichuan Cable and are ready for production. The current facilities have a capacity of 400,000 sets per year and the Company has received orders and indications from three different provinces.

Hornblower & Weeks, Inc. is a full service brokerage firm with offices on Wall Street with an illustrious history and an exceptionally high success rate in fulfilling the requirements that enable their clients to meet their needs and grow in their respective industries. The company provides research, marketing and trading services for institutional, corporate and individual clients and specializes in providing investment banking services tailored to the specific needs of companies.
The Company is excited to be able to attract a venerable firm such as H&W and is confident that by working together, it can move forward with its business model. Please visit the Company's web site: "www.chinanettvholdings.com" for a description of the business as well as previous press releases.

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economic and political factors, technological developments and changes in international and local markets, as well as the inherent risks of the technology related business.
ON BEHALF OF THE BOARD OF DIRECTORS
OF CHINA NETTV HOLDINGS INC.


"Signed"
Ernest Cheung, President

HORNBLOWER & WEEKS INVESTMENT BANKING DEPARTMENT
Paul E. Taboada, Director of Corporate Finance
Tel: (212) 361-2266   Fax: (212) 361-2273